Exhibit 99.1

POOL CORPORATION
2008 STRATEGIC PLAN INCENTIVE PROGRAM

ARTICLE I
PURPOSE OF PROGRAM

Section 1.1   The purpose of the 2008 Strategic Plan Incentive Program (the “Program”) is to provide senior management with an additional incentive to be earned upon the achievement of specified earnings objectives related to the strategic plan for the growth of Pool Corporation (the “Company”). The Program is a cash-based, pay-for-performance incentive program that effectively links the Company’s long-term financial performance with the total cash compensation paid to senior management. The Program serves to complement the Company’s annual incentive program and the longer-term value creation incentive provided by stock option or restricted stock awards. Under the terms of the Program, discussed below, each senior manager is eligible to earn an incentive either in an amount equal to up to (i) 200% of his base salary (“Group I”) or (ii) 100% of his or her base salary (“Group II”) based on the Company’s earnings per share (“EPS”) growth over a multiple year period. The incentive, if earned, will first be paid in 2010 based on the Company’s EPS two year growth from 2007 to 2009.  For 2011 and thereafter, the incentive shall be based on three year EPS growth.  Thus, for 2011, the incentive shall be based on the Company’s EPS growth from 2007 to 2010 and for 2012, the incentive shall be based on the Company’s EPS growth from 2008 to 2011.

ARTICLE II
ADMINISTRATION OF THE PROGRAM

Section 2.1   The Program shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), and all determinations by the Committee shall be final and binding.

Section 2.2   Subject to the express provisions and limitations set forth in the Program, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Program, including, without limitation, the following:

(a)	To prescribe, amend and rescind rules and regulations relating to the Program and to define terms not otherwise defined herein;

(b)	To determine which persons are eligible to be paid incentives and to which of such participants, if any, incentives hereunder are actually paid;

(c)
To verify the Company’s EPS, as defined herein, and the extent to which the Company has satisfied any other performance goals or other conditions applicable to the payment of incentives under the Program;

(d)	To prescribe and amend the terms of any agreements or other documents under the Program (which need not be identical);

(e)	To determine whether, and the extent to which, adjustments are required pursuant to Article V;

(f)
To interpret and construe the Program, any rules and regulations under the Program, and the terms and conditions of any incentive opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(g)	To make all other determinations deemed necessary or advisable for the administration of the Program.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION

Section 3.1   The Committee shall, on an annual basis, designate the senior management of the Company who shall participate in the Program for the performance period beginning in that year and identify them as either Group I or Group II.

ARTICLE IV
PERFORMANCE CRITERIA

Section 4.1   Program participants shall be entitled to earn an incentive award (the “Incentive Award”) based upon the Company’s EPS growth at a compounded annual growth rate (“CAGR”) of at least 10% during a performance period and the performance period shall begin January 1, 2008 and end December 31, 2009.  The initial performance period shall be based on the Company’s EPS CAGR from 2007 to 2009 and the performance period shall begin January 1, 2008 and end December 31, 2009.  For incentives to be paid in 2011 and thereafter, the performance periods shall be based on the Company’s EPS CAGR for future three year periods.  Thus, for example, the performance period for incentives to be paid in 2011 shall be from January 1, 2008 through December 31, 2010 and the baseline EPS shall be 2007 EPS, adjusted as provided herein.  The performance period for incentives to be paid in 2012 shall be from January 1, 2009 through December 31, 2011 and the baseline EPS shall be 2008 EPS, adjusted as provided herein.  The maximum payout amounts for Group I shall be 200% of base salary as of the end of the performance period and for Group II shall be 100% of base salary as of the end of the performance period.

No Incentive Award shall be earned or paid unless the CAGR of the threshold EPS baseline established by the Committee is at least 10%.

Section 4.2   A CAGR of EPS over 10% to 20% of the baseline established by the Committee shall result in a pro rata increase in the Incentive Award based on the following criteria: (1) Group I: 10% EPS growth rate will result in an Incentive Award to a participant equal to 50% of the participant’s base salary; 15% EPS growth rate will result in an Incentive Award to a participant equal to 100% of the participant’s base salary; and a 20% EPS growth rate will result in an Incentive Award to a participant equal to 200% of the participant’s base salary; and (2) Group II: 10% EPS growth rate will result in an Incentive Award to a participant equal to 25% of the participant’s base salary; 15% EPS growth rate will result in an Incentive Award to a participant equal to 50% of the participant’s base salary; and a 20% EPS growth rate will result in an Incentive Award to a participant equal to 100% of the participant’s base salary.

The following tables present the incentive award, expressed as a percentage of a participant’s salary, to be earned in the initial performance period assuming baseline EPS of $1.37.

Group I
CAGR	Ending EPS	Salary %
10%	1.66	50%
11%	1.69	60%
12%	1.72	70%
13%	1.75	80%
14%	1.78	90%
15%	1.81	100%
16%	1.84	120%
17%	1.88	140%
18%	1.91	160%
19%	1.94	180%
20%	1.97	200%

Group II
CAGR	Ending EPS	Salary %
10%	1.66	25%
11%	1.69	30%
12%	1.72	35%
13%	1.75	40%
14%	1.78	45%
15%	1.81	50%
16%	1.84	60%
17%	1.88	70%
18%	1.91	80%
19%	1.94	90%
20%	1.97	100%

For example, if EPS for the year ended December 31, 2009 is $1.75, the CAGR for the two year performance period would be 13% and participants in Group I would receive an incentive award equal to 80% of their base salaries while participants in Group II would receive an incentive award equal to 40% of their base salaries.  If EPS for the year ended December 31, 2009 is $1.99, the CAGR for the two year performance period would be greater than 20% and participants in Group I would receive an incentive award equal to 200% of their base salaries and participants in Group II would receive an incentive award equal to 100% of their base salaries as these are the maximum payouts allowed under the Program.

Section 4.3   Within the first 90 days of each performance period, the Committee shall establish in writing the EPS baselines for the performance period, as such baselines may be adjusted pursuant to Section 4.4 below.

Section 4.4   The term “performance period” shall mean the period for which the Incentive Award is payable. For calculation of the Incentive Award, the term “EPS” shall mean the net income per weighted average common share outstanding, assuming dilution, for the performance period. EPS shall be adjusted as necessary to reflect the following: acquisition-related charges; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; major capital restructuring; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. EPS shall also be adjusted to reflect any other events or changes deemed appropriate by the Committee.

Section 4.5   An Incentive Award shall be paid to a participant in cash no later than February 28 following the end of the performance period.

ARTICLE V
AMOUNT OF INCENTIVE AWARD

Section 5.1   In its sole discretion, the Committee may also reduce or increase, an individual’s Incentive Award calculated under the formula set forth under this Program. In determining the amount of any reduced or increased Incentive Award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised incentive amount.

ARTICLE VI
PAYMENT OF INCENTIVE AWARD

Section 6.1   The payment of an Incentive Award for a given performance period requires that the Program participant be on the Company payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion.

ARTICLE VII
AMENDMENT AND TERMINATION

Section 7.1   The Company reserves the right to amend or terminate this Program at any time with respect to future services of participants. Program amendments may be adopted by the Board of Directors or the Committee.  The Board and the Committee have the power to amend the EPS targets from those provided herein as they deem appropriate in order to carry out the purposes of the Program.

ARTICLE VIII
TAX WITHHOLDING

Section 8.1   The Company shall have the right to make all payments or distributions pursuant to the Program to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

ARTICLE IX
NON-ASSIGNABILITY

Section 9.1   Unless the Committee expressly states otherwise, no participant in the Program may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any incentive opportunity or amounts determined by the Committee to be payable under the Program, until such amounts (if any) are actually paid.

ARTICLE X
NON-EXCLUSIVITY OF PROGRAM

Section 10.1 The adoption of the Program by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

ARTICLE XI
EMPLOYMENT AT WILL

Section 11.1 Neither the Program, selection of a person as a participant in the Program nor the payment of any Incentive Award to any participant under the Program nor any action by the Board of Directors or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

ARTICLE XII
RIGHTS OF PARTICIPANTS

Section 12.1 At no time before the actual payout of an Incentive Award to any participant under the Program shall any participant accrue any vested interest or right whatsoever under the Program, and the Company has no obligation to treat participants identically under the Program.

Section 12.2 The Program constitutes a mere promise by the Company to make benefit payments in the future and the rights of participants to benefits under this Program shall be solely those of general unsecured creditors of the Company.  No participant shall have any interest in any fund or any specific asset of the Company.

ARTICLE XIII
GOVERNING LAW

Section 13.1 The Program and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Louisiana and applicable federal law. The Committee may provide that any dispute concerning the Program shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

ARTICLE XIV
DEFERRAL OF INCENTIVES

Section 14.1 The Incentive Awards payable hereunder are designed to constitute short-term deferrals that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (“Section 409A”).

Section 14.2 The Company has in effect a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) under which certain employees are eligible to defer compensation, including Incentive Awards granted under this Plan.  The requirements applicable to such deferrals, including the timing of deferral elections for any Incentive Award, shall be made in compliance with the terms of the Deferred Compensation Plan and Section 409A.